Exhibit 99.1

Silver Dragon Appoints Charles McAlpine to its Board of Directors

TORONTO, ONTARIO--(MARKET WIRE)—September 28, 2010 -- Silver Dragon Resources Inc. (OTC BB: SDRG.OB – News) is pleased to announce the appointment of Charles L. McAlpine to the Company’s Board of Directors, as an independent member.

Mr. McAlpine is a Chartered Accountant and a seasoned veteran with nearly 50 years experience at executive-level positions in the mining industry, most notably as a director of Hecla Mining, a major U.S. silver producer, from 1989 to 2007.

“Charles’ appointment to the Board of Directors continues the Company’s strategy of expanding its management experience and depth through the appointment of accomplished industry veterans,” commented Marc Hazout, President and Chief Executive Officer of Silver Dragon Resources Inc. “This appointment represents an additional validation of the quality of Silver Dragon’s assets, and a further step toward its goal of attaining a Toronto Stock Exchange listing.”

Following this appointment, Silver Dragon’s Board of Directors is made up of five directors. Mr. McAlpine is one of two independent directors.

About Silver Dragon

Silver Dragon Resources Inc. is a mining and metals company focused on the exploration, acquisition, development and operation of silver mines in proven silver districts globally. Silver Dragon's objective is to acquire silver mining assets that contain promising exploration targets, have highly leveraged, out-of-the-money silver deposits, and/or are producing properties with significant untapped exploration potential. It is management's objective to grow Silver Dragon into a significant silver producer by developing the Cerros las Minitas project in Mexico, its six Sino-Top properties in China ( particularly Dadi and Laopandao), and its Erbahuo Silver mine (via its Chifeng Silver Dragon subsidiary), also in China. For more information, please visit the Company's website at: www.silverdragonresources.com (now available in Chinese).

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The statements contained herein which are not historical, such as statements regarding the exploration and development of the Laopandao and Dadi Silver Project, outcome and timing for the completion of further assays and metal amounts in partial assay results, are forward-looking statements. Forward looking statements are statements that are not historical facts and are generally, but not always, identified by the words “expects,” “plans,” “anticipates,” “believes,” “intends,” “estimates,” “projects,” “aims,” “potential,” “goal,” “objective,” “prospective,” and similar expressions, or that events or conditions “will,” “would,” “may,” “can,” “could” or “should” occur. Information inferred from the interpretation of assay results and information concerning mineralization zones may also be deemed to be forward looking statements, as it constitutes a prediction of what might be found to be present when and if a project is actually developed. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements, including, but not limited to, certain delays beyond the company's control with respect to future assay results, delays in testing and evaluation of assays, and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.

Contact

Silver Dragon Resources Inc.
Marc Hazout, President or Alessandro Motta, Investor Relations
(416) 223-8500 or Toll Free: 1-866-512- SDRG (7374)
Email: info@silverdragonresources.com